                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               INVIVO CORPORATION
                                       AT

                              $22.00 NET PER SHARE
                                       BY

                         INVIVO ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                       INTERMAGNETICS GENERAL CORPORATION

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
     NEW YORK CITY TIME, ON JANUARY 23, 2004, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER DATED AS OF DECEMBER 17, 2003 (THE "MERGER AGREEMENT") AMONG INTERMAGNETICS GENERAL CORPORATION, A NEW YORK CORPORATION ("PARENT"), INVIVO ACQUISITION CORPORATION F/K/A MAGIC SUBSIDIARY CORPORATION, A DELAWARE CORPORATION ("PURCHASER") AND INVIVO CORPORATION, A DELAWARE CORPORATION (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO SHARES ALREADY OWNED BY PARENT OR PURCHASER, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE OR EXCHANGEABLE SECURITIES OR UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION"), AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.
                             ---------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER SHARES PURSUANT TO THE OFFER.
                             ---------------------
                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares must either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

    Questions or requests for assistance may be directed to the Depositary (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Depositary or from brokers, dealers, commercial banks or trust companies.
                             ---------------------
December 23, 2003

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
SUMMARY TERM SHEET
INTRODUCTION......................................................     1
 1.   Terms of the Offer; Expiration Date.........................     3
 2.   Acceptance for Payment and Payment for Shares...............     5
 3.   Procedures for Accepting the Offer and Tendering Shares.....     6
 4.   Withdrawal Rights...........................................     8
 5.   Certain Federal Income Tax Consequences.....................     9
 6.   Price Range of Shares; Dividends............................    10
 7.   Certain Information Concerning the Company..................    10
 8.   Certain Information Concerning Purchaser and Parent.........    12
 9.   Financing of the Offer and the Merger.......................    13
10.   Background of the Offer; Contacts with the Company; the         14
      Merger Agreement............................................
11.   Purpose of the Offer; Plans for the Company After the Offer     29
      and the Merger..............................................
12.   Dividends and Distributions.................................    31
13.   Possible Effects of the Offer on the Market for Shares,         31
      Nasdaq Listing, Margin Regulations and Exchange Act
      Registration................................................
14.   Certain Conditions of the Offer.............................    32
15.   Certain Legal Matters and Regulatory Approvals..............    34
16.   Fees and Expenses...........................................    36
17.   Miscellaneous...............................................    36
SCHEDULES
Schedule I. Directors and Executive Officers of Parent and
  Purchaser.......................................................   I-1
Schedule II. Schedule of Transactions in Shares During the Past 60
  Days............................................................  II-1

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Depositary at its addresses and telephone number on the last page of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

- We are Invivo Acquisition Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Intermagnetics General Corporation. We have been organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. See "Section 8. Certain Information Concerning Purchaser and Parent."

- Intermagnetics General Corporation designs, develops, manufactures and sells products in three segments, which are named to reflect the markets they serve:
Magnetic Resonance Imaging, Instrumentation and Energy Technology. Common shares of Intermagnetics are listed on the Nasdaq National Market. See "Section 8. Certain Information Concerning Purchaser and Parent."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

- We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share, of Invivo Corporation. See the "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

- We are offering to pay $22.00 per share, net to the seller in cash (subject to applicable withholding taxes, if any), upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

- We are not obligated to purchase any Shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Intermagnetics and us, shall constitute a majority of the then outstanding Shares on a fully diluted basis. See "Section 1. Terms of the Offer; Expiration Date" and "Section
14. Certain Conditions of the Offer."

- We are not obligated to purchase any Shares unless prior to the expiration of the Offer any applicable waiting period under the HSR Act has expired or been terminated. See "Section 15. Certain Legal Matters and Regulatory Approvals."

These and other conditions to our obligations to purchase Shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

- Yes. Intermagnetics will provide us with the funds necessary to purchase the Shares in the Offer from existing cash resources and from borrowings under a new revolving credit facility. Intermagnetics has entered into a Credit Agreement with Wachovia Bank, N.A. in which Wachovia has committed, subject to certain conditions, to provide the portion of funds in excess of Intermagnetics' existing cash resources necessary to purchase all Shares that are tendered in the Offer and to pay the fees and expenses of the Offer and the Merger. See "Section 9. Financing of the Offer and the Merger."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

- Because the form of payment consists solely of cash and our Offer is not contingent upon our receipt of financing, and also because of the lack of any relevant historical information concerning Invivo Acquisition Corporation, we do not think our financial condition or the financial condition of Parent is relevant to your decision to tender your Shares in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

- Unless the Offer is extended, you will have until 12:00 midnight, New York City time, on January 23, 2004, to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

- We may, without the consent of the Company, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We and the Company have agreed in the Merger Agreement that we may extend the Offer if any of the conditions to the Offer have not been satisfied. In addition, we may extend the Offer for up to 10 business days if the Minimum Condition has been satisfied but the aggregate number of Shares tendered plus any Shares owned by Parent and us does not equal at least 90% of the then outstanding Shares, provided that all other conditions to the Offer have been satisfied or waived, and we may also extend the Offer for a subsequent offering period of not more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See "Section 1. Terms of the Offer; Expiration Date" and "Section 2. Acceptance for Payment and Payment for Shares."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

- If we decide to extend the Offer, or if we decide to provide for a subsequent offering period, we will inform Wachovia Bank, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See "Section 1. Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

To tender your Shares in the Offer, you must:

- complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

- tender your Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares"; or

- if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to Wachovia Bank, N.A. prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

- You may withdraw previously tendered Shares any time prior to the expiration of the Offer, and, unless we have accepted the Shares pursuant to the Offer, you may also withdraw any tendered Shares at any time after February 20, 2004. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See "Section 4. Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

- To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to Wachovia Bank, N.A. while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See "Section 4. Withdrawal Rights."

WHAT DOES INVIVO'S BOARD OF DIRECTORS THINK OF THE OFFER?

- The Board of Directors of Invivo has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, and has recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer. See the "Introduction."

WILL INVIVO CONTINUE AS A PUBLIC COMPANY?

- If the Merger occurs, Invivo will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the Shares and Invivo may cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT
TENDERED?

- If we accept for payment and pay for at least the number of Shares that, when added to Shares already owned by Intermagnetics and us, shall constitute a majority of the outstanding Shares on a fully diluted basis, we will merge with and into Invivo. If the Merger occurs, Invivo will become a wholly owned subsidiary of Intermagnetics, and each issued and then outstanding share (other than any Shares held in the treasury of Invivo, or owned by Intermagnetics, or any of its subsidiaries, including us, and any Shares held by stockholders who have properly demanded appraisal of their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware) shall be canceled and converted automatically into the right to receive $22.00 per share, in cash (or any greater amount per share paid pursuant to the Offer), without interest. See the "Introduction."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

- If you decide not to tender your Shares in the Offer and the Merger occurs, you will receive in the Merger the same amount of cash per share as if you would have tendered your Shares in the Offer subject to any appraisal rights properly exercised under Delaware law.

- If you decide not to tender your Shares in the Offer and the Offer is completed but the Merger does not occur, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through the Nasdaq National Market or other securities market, there may not be a public trading market for the Shares and Invivo may cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. We are obligated under the Merger Agreement to effect the Merger after the consummation of the Offer unless any of the conditions to the Merger are not satisfied. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

- Following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

- On October 31, 2003, the last full trading day before we announced our interest in acquiring Invivo for a per share price of $19.00, the last reported closing price per share reported on the Nasdaq National Market was $16.31 per share.

- On November 21, 2003, the last full trading day before we announced we had revised our proposal to acquire Invivo to provide for a per share price of $22.00, the last reported closing price per share reported on the Nasdaq National Market was $20.00 per share.

- On December 16, 2003, the last full trading day before we announced our Offer, the last reported closing price per share reported on the Nasdaq National Market was $21.18 per share. See "Section 7. Certain Information Concerning the Company."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

- You can call Wachovia Bank, N.A., the Depositary, at (800) 829-8432. See the back cover of this Offer to Purchase.

To the holders of Common Stock of Invivo Corporation:

                                  INTRODUCTION

     Invivo Acquisition Corporation f/k/a Magic Subsidiary Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Intermagnetics General Corporation, a New York corporation ("Parent"), hereby offers to purchase all the shares of common stock, par value $0.01 per share ("Shares"), of Invivo Corporation, a Delaware corporation (the "Company"), that are issued and outstanding for $22.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), being the "Per Share Amount"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). See "Section 8. Certain Information Concerning Purchaser and Parent" for additional information concerning Parent and Purchaser.

     Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, or IRS Form W-8 or a suitable substitute form (in the case of non-U.S. stockholders), may be subject to a required back-up U.S. federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser or Parent will pay all charges and expenses of Wachovia Bank, N.A. (the "Depositary") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND MERGER, AND HAS RECOMMENDED THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     As more fully described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), Wells Fargo Securities, LLC ("Wells Fargo Securities") has delivered to the Board its written opinion dated December 17, 2003 to the effect that, as of such date and based upon and subject to the certain factors and assumptions as set forth in such opinion, the consideration to be received by holders of Shares (other than Parent, Purchaser, any affiliate of Parent and Purchaser and any holder of dissenting shares) in the Offer and the Merger was fair from a financial point of view. A copy of the written opinion of Wells Fargo Securities is contained in the Schedule 14D-9, which has been filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to the holders of Shares with this Offer to Purchase. The holders of Shares are urged to read such opinion carefully in its entirety for a description of the procedures followed, the matters considered, the assumptions made and qualifications and limitations of the review undertaken by Wells Fargo Securities.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO SHARES ALREADY OWNED BY PARENT OR PURCHASER, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (INCLUDING ALL SHARES ISSUABLE UPON THE CONVERSION OF ANY CONVERTIBLE OR EXCHANGEABLE SECURITIES OR

UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, OR RIGHTS) (THE "MINIMUM CONDITION") AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED, PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 1. TERMS OF THE OFFER; EXPIRATION DATE" AND "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 2003 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or Shares owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware Law) shall be canceled and converted automatically into the right to receive $22.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). Stockholders who have properly demanded appraisal rights in accordance with Section 262 of Delaware Law will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Delaware Law. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger." The Merger Agreement is more fully described in "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in "Section 5. Certain Federal Income Tax Consequences."

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to such section) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, at such time, to promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. For a more detailed description of the conditions to the Merger, See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement." Under Delaware Law, in the event Purchaser does not acquire at least 90% of the then outstanding Shares after the consummation of the Offer, the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares on a fully diluted basis, then Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other stockholder. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement" and "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with Delaware Law as promptly as reasonably practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares after consummation of the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     The Company has advised Purchaser that as of December 17, 2003, 5,907,156 Shares were issued and outstanding, and an additional 1,448,662 Shares were reserved for issuance pursuant to outstanding stock options. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 3,685,265 Shares. Also, as of such date, Purchaser could cause the Merger to become effective in accordance with Delaware Law, without a meeting of the holders of Shares, if Purchaser acquired 5,316,440 Shares, assuming that none of the outstanding options are exercised.

     Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date. See "Section 1. Terms of the Offer; Expiration Date."

     No appraisal rights are available in connection with the Offer; however, stockholders have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the holders of Shares. See "Section 11. Purpose of the Offer; Plans for the Company After the Offer and the Merger."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on January 23, 2004, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions set forth under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition and the HSR Condition. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the price per Share, or change the form of consideration, payable in the Offer and to make any other changes in the terms and conditions of the Offer; provided, however, that the Purchaser may not decrease the price per Share payable in the Offer, reduce the number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer," change or waive the Minimum Condition, except as provided in the following paragraph, extend the Offer or amend any term of the Offer in a manner adverse to the holders of Shares.

     The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares as set forth in "Section 14. Certain Conditions of the Offer," shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer, (iii) extend the Offer for a period of up to ten business days beyond the scheduled expiration date if, as of such date, all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Parent and Purchaser, is not at least 90% of the then outstanding Shares, or
(iv) extend the Offer in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Merger Agreement also provides that if, at any scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment any of the Shares shall not be satisfied or waived, and such condition is of a nature that it could reasonably be expected to be satisfied within ninety days of the commencement of the Offer, Purchaser shall extend the Offer for the shortest time period that it believes is necessary to satisfy any such condition. During any extension under either (i), (ii) or (iii) of the first sentence of this paragraph or under the immediately preceding sentence, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

     Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the Merger Agreement, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(1), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1(b) under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

     Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its Offer beyond the Expiration Date for a subsequent offering period of three business days to twenty business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. SHARES TENDERED DURING THE SUBSEQUENT OFFERING PERIOD

MAY NOT BE WITHDRAWN. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service on the next business day after the previously scheduled Expiration Date.

     For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, promptly after the Expiration Date defined in the first paragraph of "Section 1. Terms of the Offer; Expiration Date", all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals." If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See "Section
1. Terms of the Offer; Expiration Date."

     In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for

Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by Book-Entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery specified above may not be used during any Subsequent Offering Period.

     In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

     Determination of Validity. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING ON ALL PARTIES. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. NO TENDER OF SHARES WILL BE DEEMED TO HAVE BEEN VALIDLY MADE UNTIL ALL DEFECTS AND IRREGULARITIES HAVE BEEN CURED OR WAIVED. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing the Letter of Transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after December 23, 2003). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     UNDER THE "BACKUP WITHHOLDING" PROVISIONS OF U.S. FEDERAL INCOME TAX LAW, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD 28% OF ANY PAYMENTS OF CASH PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL (IN THE CASE OF U.S. STOCKHOLDERS) OR IRS FORM W-8 OR A SUITABLE SUBSTITUTE FORM (IN THE CASE OF NON-US STOCKHOLDERS). SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS.

     Tender of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 20, 2004. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights", subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser provides for a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1. Terms of the Offer; Expiration Date."

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to

Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY PURCHASER, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF PURCHASER, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ASSIGNS, THE DEPOSITARY, THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE ANY NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets (generally, property held for investment), and may not apply to Shares received pursuant to the exercise of stock options or otherwise as compensation, or to holders of Shares who are not citizens or individual residents of the United States of America for U.S. federal income tax purposes. Also, it is not intended to be wholly applicable to certain categories of stockholders, some of which (such as dealers in securities, banks thrifts, regulated investment companies, insurance companies, tax-exempt organizations and persons holding Shares as part of a hedging or conversion transaction or straddle) may be subject to special rules. The following summary is restricted to United States federal income tax and does not address state, local, foreign, estate and other taxes that may be applicable to a particular holder.

     THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS BASED UPON CURRENT LAW (WHICH MAY BE SUBJECT TO CHANGE, POSSIBLY ON A RETROACTIVE BASIS). BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash pursuant to the Offer and the receipt of cash pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., a block being Shares acquired at the same price per Share in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of gain, if any, at a maximum rate of 15% provided that the Shares were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deductibility of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard. Interest, if any, awarded in an appraisal proceeding by a court may be included in such shareholder's income as ordinary income.

     Payments in connection with the Offer or the Merger may be subject to backup withholding at a 28% rate. Backup withholding generally applies if a stockholder (i) fails to furnish such stockholder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which generally may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on Nasdaq under the symbol "SAFE". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

                               SHARES MARKET DATA

                                                               HIGH      LOW
                                                              ------   -------
FISCAL 2002:
First Quarter...............................................  $ 8.05   $  5.94
Second Quarter..............................................    9.10      7.33
Third Quarter...............................................    9.00      7.76
Fourth Quarter..............................................   10.19      7.33

FISCAL 2003:
First Quarter...............................................  $10.13   $  8.08
Second Quarter..............................................   10.29      7.63
Third Quarter...............................................   10.17      8.77
Fourth Quarter..............................................   12.30      8.89

FISCAL 2004:
First Quarter...............................................  $16.33   $ 11.27
Second Quarter (through December 19, 2003)..................   21.90     14.65

     On December 16, 2003, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $21.18. On December 22, 2003, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $21.87. As of December 19, 2003, the approximate number of holders of record of the Shares was 50.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

     General. The Company is a Delaware corporation with its principal executive offices located at 4900 Hopyard Road, Suite 210, Pleasanton, California 94588. The Company's telephone number is (925) 468-7600.

     The Company designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings, for use in both magnetic resonance imaging ("MRI") environments and in general patient monitoring applications. The Company's systems simultaneously monitor heart function, respiration, heart rate, blood oxygen levels, invasive and non-invasive blood pressure and exhaled carbon dioxide levels. Invivo Research, Inc. ("Invivo Research"), a subsidiary of the Company has established relationships with most of the world's largest MRI equipment manufacturers. It currently maintains distribution agreements or other original equipment manufacturers, or OEM, vendor relationships with Siemens A.G. Medical Engineering Group ("Siemens Medical"), Philips Medical Systems ("Philips Medical"), Hitachi Medical Corporation ("Hitachi Medical"), and GE Medical Systems ("GE Medical"). GE Medical, Siemens Medical and Philips Medical have approved the use of Invivo Research's monitors for incorporation into their MRI equipment. Invivo Research is currently working with Philips Medical to develop an integrated MRI compatible patient vital signs monitoring system for use with Philips Medical's MRI scanner designed for cardiovascular disease diagnosis.

     On April 3, 2003, the Company acquired Medical Data Electronics, Inc. ("MDE"), a wholly-owned subsidiary of SensorMedics Corporation and an indirect subsidiary of VIASYS Healthcare Inc., for $9.3 million in cash. MDE is a manufacturer of wireless patient monitoring products. MDE's results of operations have been included in the Company's consolidated financial statements since the date of acquisition. On May 10, 2002, the Company sold substantially all of the assets of Sierra Precision, a wholly owned subsidiary of the Company, to 3D Instruments, LLC. Sierra Precision is a manufacturer of gauges that monitor and control oxygen flow for safety, industrial and governmental markets. On May 30, 2002, the Company sold substantially all of the assets and transferred certain liabilities of Lumidor Safety Corporation ("Lumidor"), a wholly-owned subsidiary of the Company, to Zellweger Analytics, Inc. Lumidor is a manufacturer of portable and fixed gas detection instrumentation for worker safety. With the sale of the assets of Sierra Precision and Lumidor, the Company now derives approximately 97% of its total revenue from its medical line of products. In addition, as a result of the sales of these subsidiaries, the Company currently operates in one segment.

     Certain Projected Financial Data of the Company. Prior to entering into the Merger Agreement, Parent conducted a due diligence review of the Company and in connection with such review received certain projections of the Company's future operating performance. The projections provided to Parent by the Company were consistent with publicly available data regarding the Company's future performance.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Holders of Shares and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth

Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     General. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at Old Niskayuna Road, P.O. Box 461, Latham, New York 12110-0461 and its telephone number is (518) 782-1122. Purchaser is a wholly owned subsidiary of Parent.

     Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent is a New York corporation. Its principal offices are located at Old Niskayuna Road, P.O. Box 461, Latham, New York 12110-0461 and its telephone number is (518) 782-1122. Parent designs, develops, manufactures and sells products in three segments, which are named to reflect the markets they serve:
Magnetic Resonance Imaging ("MRI"), Instrumentation and Energy Technology. The MRI segment primarily provides products to the diagnostic imaging market and includes the IGC-Magnet Business Group, which develops, manufactures and sells low temperature superconducting magnets, and IGC-Medical Advances Inc., a wholly owned subsidiary of Parent, which designs, manufactures and sells radio frequency coils. The Instrumentation segment provides cryogenic refrigeration equipment used primarily in ultra-high vacuum applications, industrial coatings, analytical instrumentation and semiconductor processing and testing through Parent's wholly owned subsidiary, IGC-Polycold Systems Inc. In the Energy Technology segment, SuperPower, Inc., a wholly owned subsidiary of Parent, is developing high-temperature superconducting materials and devices designed to enhance the capacity, reliability and quality of electrical power transmission and distribution. Common shares of Parent are listed on the Nasdaq. See "Section
8. Certain Information Concerning Purchaser and Parent."

     The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Parent, Purchaser or, to the best knowledge of such corporations, any of the persons listed on Schedule I to the Offer of Purchase has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as described in this Offer to Purchase and in Schedule II hereto,
(i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, Parent or any of the persons so listed, beneficially owns or has any right to acquire any Shares and
(ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since June 30, 2001, neither Purchaser nor Parent nor, to the best knowledge of

Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 30, 2001, there have been no negotiations, transactions or material contacts between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.  FINANCING OF THE OFFER AND THE MERGER.

     The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $160 million. Purchaser will obtain such funds from Parent. Parent will provide such funds from existing cash resources and from borrowings under a new revolving credit facility.

     Parent and its domestic subsidiaries entered into a credit agreement on December 17, 2003 with Wachovia Bank, N.A. ("Wachovia"), as administrative agent, JPMorgan Chase Bank, as syndication agent, KeyBank N.A., as documentation agent, and certain other financial institutions, for facilities in the aggregate principal amount of $100 million (the "Credit Agreement"). The following summary of the principal terms of the Credit Agreement is qualified in its entirety by reference to the agreement itself which is filed as an exhibit to the Schedule TO, which you may examine and copy as set forth under the caption "Available Information" in "Section 7. Certain Information Concerning the Company."

     The facilities in the Credit Agreement consist of: (i) a revolving loan facility of up to $75 million (the "Revolving Loan"), and (ii) a term loan facility of $25 million (the "Term Loan"). The funds drawn under the Revolving Loan and the Term Loan will be used to consummate the Offer and the Merger, to pay certain fees and expenses incurred in connection with the Offer and the Merger, to refinance certain existing debt of Parent and the Company, to provide working capital and to fund other general corporate requirements of Parent and its subsidiaries. The term of the Revolving Loan and Term Loan will expire in five years. The facilities will be unsecured and unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Parent.

     Borrowings under the facilities will bear interest, at Parent's option, at:
(x) the higher of Wachovia's prime commercial lending rate or the federal funds rate plus 0.50% per annum, plus the applicable margin rate based on Parent's leverage ratio (the ratio of total debt to earnings before interest, taxes, depreciation and amortization) (the "Leverage Ratio") which for the first two full fiscal quarters following the closing of the Credit Agreement, will be 0.50% per annum; or (y) the applicable London Interbank Offered Rate ("LIBOR") plus the applicable LIBOR margin rate based on Parent's Leverage Ratio, which, for the first two full fiscal quarters following the closing of the Credit Agreement, will be 1.50% per annum. In addition, Parent is obligated to pay a commitment fee on the unutilized portion of the Revolving Loan of 0.30% per annum. Parent will also pay underwriting and administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for facilities of this type.

     The Credit Agreement for Wachovia contains representations and warranties, covenants (including the financial covenants referred to below), events of default and other provisions customary for such facilities. The Credit Agreement contains financial covenants requiring that Parent ensure a maximum Leverage Ratio of 2.5 to 1, a minimum fixed charge coverage ratio of 1.5 to 1 until the first fiscal quarter of 2005 and 2.0 to 1 for each fiscal quarter thereafter, and a minimum consolidated net worth of $125 million plus 50% of consolidated net income (if positive) plus 80% of all equity issuances, in each case, from December 17, 2003 to the date of computation.

     Borrowings under the Credit Agreement to finance the Offer are conditioned on, among other things: (i) the receipt of all requisite legal and regulatory approvals for the Offer; (ii) Wachovia's reasonable satisfaction with the corporate, capital and ownership structure of Parent and the Purchaser upon consumma-tion of the Offer; (iii) that no material adverse effect shall have occurred in the business or condition of Parent or the Company; (iv) that certain events of default under the Credit Agreement have not been triggered; (v) the repayment, in full, of all existing indebtedness for borrowed money of the Parent and the Company and their respective subsidiaries (other than existing indebtedness agreed upon by Wachovia); and (vi) that Parent shall be in compliance with certain financial covenants.

     It is anticipated that the indebtedness incurred through borrowings under the facility with Wachovia will be repaid from funds generated internally by Parent and its subsidiaries and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method that Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

     Parent has not established any alternative financing arrangements or plans if financing pursuant to the Credit Agreement cannot be obtained. The Offer is not conditioned on obtaining financing.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT.

     On June 12, 2003, Mr. Glenn H. Epstein, the Chairman of Parent's Board of Directors and Chief Executive Officer of Parent, was introduced to, and met with, Mr. James B. Hawkins, the Chief Executive Officer of the Company in Pleasanton, California. At this introductory meeting, Messrs. Epstein and Hawkins did not specifically discuss a business combination of their respective companies.

     On July 15, 2003, Messrs. Epstein and Hawkins met again in the San Francisco, California area. At this meeting, Mr. Epstein and Mr. Hawkins discussed industry conditions and opportunities that might exist for their companies to cooperate in certain sales activities, and Mr. Epstein suggested the possibility of a potential acquisition of the Company by Parent. During this meeting, there were no discussions pertaining to the value of the Company. Over the next month, Messrs. Epstein and Hawkins participated in several brief telephone conversations in which the scheduling of a follow-up meeting to be held at Parent's headquarters in Latham, New York was discussed. Mr. Hawkins, however, declined to confirm that he would be willing to attend such a meeting.

     On October 2, 2003, Messrs. Epstein and Hawkins discussed via telephone a proposal under which Parent would acquire the Company. That afternoon Mr. Epstein delivered by e-mail a non-binding letter to the Company in which he proposed that the companies discuss Parent's making a firm offer to purchase 100% of the outstanding shares of the Company. The letter did not specify a price for the Company. On or about October 7, 2003, Mr. Hawkins informed Mr. Epstein via telephone that the Company was not interested in entering into a business combination with Parent at that time.

     On October 14, 2003 there were further telephonic discussions between Messrs. Epstein and Hawkins regarding Parent's proposal to acquire the Company, although neither the value of the Company nor the structure of a possible transaction was discussed.

     On October 16, 2003, Mr. Epstein sent the following letter to Mr. Hawkins:

     James B. Hawkins
     Chief Executive Officer
     Invivo Corporation
     4900 Hopyard Road
     Suite 210
     Pleasanton, California 94588

     VIA FACSIMILE AND OVERNIGHT COURIER

     Dear Jim:

     Thank you for your timely response to our letter of October 2. While I understand your board's desire to avoid distraction, Intermagnetics continues to believe that our companies can grow faster and more successfully together. The strength of your leadership has had a tremendous impact on shareholder value. In the last twelve months, you have executed a successful acquisition, announced impressive growth projections and grown the stock price from a split-adjusted $8.00 to over $15.00 a share. We are prepared to build on your efforts by offering attractive value to your shareholders today and providing Invivo and its employees with a platform for sustainable growth into the future. Additionally, we are confident that a combined entity will provide for enhanced liquidity opportunities for your larger shareholders, as well as serve to attract a broader institutional investor base.

     Based on Invivo's publicly available information, we are prepared to enter into negotiations to purchase all of the outstanding shares of Invivo at $19.00 per share, an attractive premium to your moving thirty (30) day average price. The total consideration would be approximately $140 million based on a share count, including all outstanding options, of about 7,365,000 shares. Our proposed offer includes a combination of approximately $15 per share in cash and approximately $4 in Intermagnetics common stock, which would allow your shareholders to participate in the value that we believe will be created by combining our two companies. Even with a large cash component, Intermagnetics retains tremendous financial flexibility for use in completing the potential transaction you are currently considering. Given the expected challenges in structuring, closing and integrating that other transaction, we are confident that the combination of Intermagnetics' financial strength, our ability to access the capital markets and its corporate infrastructure, and Invivo's considerable expertise in the patient monitoring business creates a powerful team that would greatly enhance Invivo's ability to meet those challenges.

     We want the opportunity to negotiate exclusively with Invivo to reach agreement on a transaction that would be recommended by your Board to your shareholders. We are prepared to move quickly to finalize our due diligence review and to negotiate a mutually acceptable definitive agreement. We would like your Board to review this proposal promptly and to provide an indication of its willingness to enter into exclusive discussions with us.

     This letter and its contents are intended to be confidential, and our proposal shall become null and void if it is disclosed to any person other than Invivo's Board of Directors and its advisors with an absolute need to know and an obligation to maintain this information in complete confidence.

     I look forward to hearing from you to discuss what I believe is a compelling opportunity for our companies and their respective stakeholders.

     Yours sincerely,

     Glenn H. Epstein
     Chairman and Chief Executive Officer

     On October 17, 2003, Mr. Hawkins sent a letter to Mr. Epstein stating that the Board would review Parent's proposal at its next regularly scheduled meeting.

     On October 21, 2003, Mr. Epstein sent a copy of his October 16, 2003 letter directly to Mr. Ernest Goggio, Mr. George Sarlo and Ms. Laureen DeBuono, each a member of the Board, along with a letter explaining Parent's interest in acquiring the Company and inviting Mr. Goggio, Mr. Sarlo and Ms. DeBuono to contact him with any questions.

     On October 27, 2003, Mr. Epstein received a letter from Mr. Hawkins dated October 23, 2003. The text of this letter is as follows:

     Glenn Epstein
     Chairman and Chief Executive Officer
     Intermagnetics General Corporation
     P.O. Box 461
     Lathan, NY 12110-0461

     Dear Glenn:

     As you know, I received your letter of October 16, 2003 proposing a business combination between our two companies with the support of both of our boards of directors. My fellow board members received your letter of October 21, 2003 where you brought this proposal directly to their attention.

     Our board has met and carefully considered your proposal and asked me to reply. First, we want to make sure that you understand that Invivo is not for sale and our board believes that this is not an optimal time to seek to sell the company. In fact, we are involved with a major strategic initiative that we believe holds substantial promise for further value for our stockholders, and this process is consuming a substantial amount of our time and energy. As such, we do not believe it is in our stockholders' interest to pursue your proposed transaction at this time.

     Nonetheless, we do appreciate that you recognize the special value resulting from our position in the market as well as our achievements and prospects. We do not think that the price that you mentioned in your letter to me appropriately recognizes this value. While we would not support moving ahead with further discussions of a transaction at this time, we would be interested in exploring with you whether there is a meaningful prospect that we could at some future time identify a mutually acceptable value and time frame that would be in the interests of both of our companies. If you care to have this discussion with us, please give me a call.

     Best regards,

     James B. Hawkins
     President & CEO

     On October 31, 2003, Mr. Epstein delivered a letter to Mr. Hawkins indicating the Parent's intention to publicly announce its proposal to acquire the Company. The text of this letter is as follows:

     By Facsimile and Overnight Mail

     James B. Hawkins
     Chief Executive Officer
     Invivo Corporation
     4900 Hopyard Road
     Suite 210
     Pleasanton, California 94588

     Dear Jim:

     Thank you for your letter of October 23, which arrived by regular mail on October 27. We, however, respectfully disagree with your board's assessment regarding both the optimal time to actively consider the sale of Invivo Corporation and the value Intermagnetics has proposed for your stockholders. We believe that now is precisely the appropriate time for you and your board to actively examine Intermagnetics' very attractive proposal.

     We have taken both your past and prospective achievements into account to arrive at our current assessment of Invivo's value. Invivo is trading not only at or near its 52-week high, but also at its five-year high. This market price reflects the full value, as perceived by the market, for the growth you have promised to deliver. As you know, at $19.00 per share, Intermagnetics is proposing to pay an attractive premium to that value.

     Accordingly, we believe that Invivo's stockholders should be afforded the opportunity to achieve liquidity and fully realize this value with absolute certainty today, without the very tangible risks and delay associated with waiting for Invivo to execute, on its own, its promised growth plan.

     Moreover, by proposing to pay the purchase price in 80% cash and 20% Intermagnetics' common stock in a transaction that would not require us to secure any additional external financing, we would be providing immediate liquidity to Invivo's stockholders for approximately the 30-day average cash value of their stock, while providing the premium in Intermagnetics' shares. This would give Invivo's stockholders the opportunity to either share in the upside potential created by a combination of our companies, or to take advantage of the greater liquidity that would be available to them in the combined public entity.

     We strongly believe that now is the time for Invivo to actively engage in meaningful negotiations with Intermagnetics to structure a combination of our companies. If our due diligence review of Invivo reveals additional value, we are prepared to revise our proposal to reflect such value. In addition, we are prepared to consider alternative structures to arrive at a transaction that the Invivo board ultimately believes is in the best interest of its stockholders.

     I first began to explore a possible combination of our companies with you in June and again in July and you indicated that the timing was not right. After a number of failed attempts to schedule additional meetings with you, we provided our first written indication of interest on October 2 followed by a second written proposal on October 16 and an appeal directly to Invivo's board of directors on October 21. You and your board have yet to respond meaningfully to any of these overtures.

     We are convinced that Invivo's stockholders deserve the opportunity to be able to fully consider our proposal now. Accordingly, we are prepared to make public our interest in Invivo.

     Please be assured that Intermagnetics and our financial and legal advisors stand ready to meet with you and your advisors to begin negotiations regarding our proposal. It would be our intent to negotiate and conduct due diligence on a timetable that would reasonably lead to a definitive agreement by year-end. Please call me directly to discuss the appropriate next steps in this process. I am sending by e-mail numbers at which I can be reached over the weekend.

     Yours sincerely,

     Glenn H. Epstein
     Chairman and Chief Executive Officer

     cc:  Invivo's board of directors
        Laureen DeBuono (c/o Invivo via Airborne Express)
        Ernest Goggio (via Airborne Express)
        George Sarlo (via Airborne Express)

     On November 3, 2003, Parent issued a press release announcing the proposal to acquire the Company for $19.00 per share on the terms discussed in the October 16, 2003 letter from Parent to the Company.

     On November 4, 2003, the Company issued a press release stating that its board of directors unanimously rejected Parent's proposal.

     On November 10, 2003, Messrs. Hawkins and Epstein participated in a telephone call during which they discussed proceeding with negotiations. Mr. Hawkins indicated that Parent would need to enter into a confidentiality agreement with the Company before Parent's advisors could meet with its advisors to discuss the Company's valuation in a possible acquisition transaction. The Company delivered a draft confidentiality agreement to Parent.

     On November 13, 2003, Mr. Epstein delivered a letter to Mr. Hawkins rejecting certain terms of the proposed confidentiality agreement and outlining Parent's future negotiation objectives. The text of this letter is as follows:

     By Overnight Mail

     James B. Hawkins
     Chief Executive Officer
     Invivo Corporation
     4900 Hopyard Road
     Suite 210
     Pleasanton, California 94588

     Dear Jim:

     On Monday evening we received your proposed confidentiality agreement, which sets forth certain restrictions Invivo would place on Intermagnetics prior to entering into any discussions regarding our proposal to acquire Invivo.

     Some of the proposed restrictions would preclude Intermagnetics not only from purchasing Invivo shares, but even from communicating directly to your stockholders for one year, and would apply to Intermagnetics even if Invivo refuses to proceed with negotiations. Clearly this is a very one-sided approach and is not consistent with our conversation Friday evening where you acknowledged that I had proposed a "logical" process for conducting negotiations.

     You have publicly stated three objections to entering into negotiations with Intermagnetics: (1) exclusivity, (2) timing and (3) value.

     I have clarified that Intermagnetics is not seeking exclusivity. I have also shared with you the overwhelming support I have received from Invivo's stockholders to commence negotiations immediately, rather than at some undetermined time in the future. Finally, I believe that I have made it clear that Intermagnetics remains willing to discuss a valuation that is higher than our previous proposal.

     I continue to believe that the only way to serve interests of our respective stockholders is for our representatives to agree on value and structure for the proposed transaction based on publicly available information. We would then both obtain board approval for the transaction subject to due diligence. Only after this preliminary board approval would Intermagnetics be prepared to enter into a confidentiality agreement and proceed with its due diligence review of non-public information.

     Intermagnetics recognizes that prior to commencing its due diligence review, it should be willing to enter into an appropriate standstill agreement. We do not think it is reasonable to agree to such a provision absent the preliminary board approval mentioned above.

     As you know, we are holding our annual shareholders meeting on November 13. Because I expect a number of questions regarding Invivo, and because we wish to continue to discuss our proposal with full and fair disclosure, we will be issuing a press release updating stockholders on the status of our discussions.

     I hope that you are willing to continue to consider the input of your stockholders and commence negotiations as we have outlined in this letter.

     Yours sincerely,

     Glenn H. Epstein
     Chairman and Chief Executive Officer

     cc:  Invivo's board of directors:
        Laureen DeBuono (c/o Invivo via Airborne Express)
        Ernest Goggio (via Airborne Express)
        George Sarlo (via Airborne Express)

     On November 13, 2003, Parent also issued a press release stating its reluctance to enter into a standstill agreement prior to the parties having agreed in principle on price and structure of a possible transaction and announcing it had received a financing commitment from Wachovia Bank, N.A. for $100 million to be used in part to support Parent's proposal.

     On November 14, 2003, Mr. Hawkins held a telephone conversation with Mr. Epstein to discuss the process by which Messrs. Hawkins and Epstein might engage in price discussions.

     On November 18, 2003, Messrs. Epstein and Hawkins participated in a telephone call during which the business terms of the proposal were discussed. Parent ultimately revised its proposal to one in which it would purchase all shares of the Company for $22.00 per Share, in an all-cash transaction. Based on Parent's revised proposal, the Company agreed to allow Parent to commence due diligence, subject to Parent's execution of a satisfactory confidentiality agreement.

     On November 19, 2003, Parent delivered a draft due diligence request list to the Company.

     On November 20, 2003, Parent delivered a draft confidentiality letter agreement as well as a revised draft due diligence request list to the Company. Fenwick & West LLP and Shearman & Sterling LLP, counsel to the Company and Parent, respectively, negotiated the terms of this agreement on November 20 and 21 and, on November 21, 2003, Parent and the Company executed the confidentiality letter agreement.

     On November 24, 2003, Parent and the Company issued a press release announcing their agreement to an exclusive due diligence review process and Parent's revised proposal to purchase all shares of the Company for $22.00 per Share, in an all-cash transaction.

     Between November 24, 2003 and December 17, 2003, Parent and its representatives conducted Parent's due diligence investigation of the Company.

     Between December 5, 2003, when Parent delivered an initial draft of the Merger Agreement to the Company, and December 17, 2003, representatives of Parent and the Company and their respective financial and legal advisors negotiated the terms of the Merger Agreement.

     On December 17, 2003, Parent, Purchaser and Company executed the Merger Agreement, which was announced by a joint press release of Parent and the Company prior to the opening of trading on the Nasdaq National Market on November 18, 2003.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO (THE "SCHEDULE TO") FILED BY PURCHASER AND PARENT WITH THE COMMISSION IN CONNECTION WITH THE OFFER. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS ASCRIBED THEREIN IN THE MERGER AGREEMENT. THE MERGER AGREEMENT MAY BE

EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date of the Merger Agreement, but in no event later than ten business days after the date of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "Section 14. Certain Conditions of the Offer". Purchaser expressly reserves the right to waive any of the conditions to the Offer and to make any other changes in the terms and conditions to the Offer, provided that Purchaser and Parent have agreed that (a) no change in the Offer may be made which decreases the price per Share, or form of consideration, payable in the Offer, (b) which reduces the maximum number of Shares to be purchased in the Offer, (c) which imposes conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer" hereof (d) that changes or waives the Minimum Condition, (e) except as discussed below, that extends the Offer beyond the initial expiration date of the Offer, and (f) amends any term of the Offer in a manner adverse to the holders of the Shares. Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which initially shall be 20 business days following the commencement of the Offer, if, at any scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission, or the staff thereof, applicable to the Offer, (iii) extend the Offer for a period of up to ten business days beyond the scheduled expiration date if as of such date all of the conditions of the Offer are satisfied or have been waived but the aggregate number of Shares tendered and not withdrawn, together with Shares then owned by Parent and Purchaser, is not at least 90% of the then outstanding Shares or (iv) extend the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act. The Merger Agreement also provides that if, at any scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment any of the Shares shall not be satisfied or waived, and such condition is of a nature that it could reasonably be expected to be satisfied within ninety days of the commencement of the Offer, Purchaser shall extend the Offer for the shortest time period that it believes is necessary to satisfy any such condition.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be canceled and converted automatically into the right to receive the Merger Consideration.

     Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the individuals set forth on Annex B of the Merger Agreement will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

     Stockholders' Meeting. Pursuant to the Merger Agreement, the Company shall, acting through the Board as then constituted, if required by applicable law and in accordance with applicable law, the Company's

Certificate of Incorporation and By-laws in order to consummate the Merger, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

     Proxy Statement. The Merger Agreement provides that the Company shall, if approval of the holders of Shares is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the Commission under the Exchange Act, and use its reasonable best efforts to have a proxy statement and related proxy materials, or an information statement (in either case, the "Proxy Statement"), cleared by the Commission as promptly as practicable, with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of the Company entitled to vote at the Stockholder's Meeting at the earliest practicable time. The Company has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company adopt the Merger Agreement, and to use its reasonable best efforts to obtain such adoption. Parent and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries to be voted in favor of the Merger Agreement. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the holders of Shares.

     Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries (the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated therein, neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following, without the prior written consent of Parent: (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,448,662 Shares issuable pursuant to stock options outstanding on the date of the Merger Agreement) or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of the Company to the Company or any other Subsidiary; (d) reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any amount of assets other than the acquisition of supplies or inventory in the ordinary course of business and consistent with past practice, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, except in the ordinary course of business and consistent with past practice,

(iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice, (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $25,000 or capital expenditures which are, in the aggregate, in excess of $75,000 for the Company and the Subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) hire additional employees or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures; (h) make, revoke or change any tax election or method of tax accounting or settle or compromise any material tax liability; (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and the Subsidiaries as at June 30, 2003 or subsequently incurred in the ordinary course of business and consistent with past practice; (j) amend, modify or consent to the termination of any material contracts, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's material rights thereunder, other than in the ordinary course of business and consistent with past practice; (k) commence or settle any litigation, suit, claim, action, proceeding or investigation; (l) engage in any new line of business or abandon any existing line of business; (m)
(i) permit any Owned Intellectual Property (as defined in the Merger Agreement) to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in any Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems (each as defined in the Merger Agreement), (ii) sell, assign, or grant any security interest in or to any Owned Intellectual Property, Licensed Intellectual Property, License or Company IT Systems, (iii) grant to any third party any license with respect to any Owned Intellectual Property, Licensed Intellectual Property or Company IT Systems, (iv) develop, create or invent any Intellectual Property (as defined in the Merger Agreement) jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to the date of this Agreement), (v) disclose, or allow to be disclosed, any confidential Intellectual Property, unless such Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof
(vi) execute or enter into any License (as defined in the Merger Agreement) or any other agreement relating to Intellectual Property or IT Systems; (n) fail to make in a timely manner any filings with the Commission required under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act or the rules and regulations promulgated thereunder; or (o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

     Company Board Representation. The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence), multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. The Merger Agreement also provides that, at such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company has agreed to use its reasonable best efforts to ensure that at least three members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date of the Merger Agreement, who are not employees of the Company shall remain members of the Board and of such boards and committees and such number of number of the Board shall be independent as required by the relevant rules of Nasdaq.

     The Merger Agreement provides that, following the election or appointment of Purchaser's designees in accordance with the immediately preceding paragraph and prior to the Effective Time, any amendment of the Merger Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights thereunder, or any other consent or action of the Company with respect to the Merger Agreement will require the concurrence of a majority of those directors of the Company then in office who were neither designated by Purchaser nor are employees of the Company or any Subsidiary.

     The Merger Agreement provides that the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations referred to above, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     Access to Information. Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees, agents and financing sources of Parent and Purchaser access on a reasonable basis at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and the financing sources of Parent or Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential in accordance with the Confidentiality Agreement (as defined herein). Each of Parent, Purchaser and the Company (and its representatives, agents and employees) may consult any tax advisor regarding the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated by the Merger Agreement and may disclose to any person, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the transactions contemplated by the Merger Agreement and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

     No Solicitation of Transactions. The Company has agreed that neither it nor any Subsidiary nor any of the directors, officers or employees of it or any Subsidiary will, and that it will cause its and its Subsidiaries' agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Subsidiary) not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or
(iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within one day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall, and shall direct or cause its and its Subsidiaries' directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party; provided that the Company may waive the confidentiality provisions of any such agreement to the extent such a waiver is in the ordinary course of its business consistent with past practice. The Board of the Company may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions with such person at least two business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

     Competing Transaction. Means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Subsidiary; (iii) any sale, exchange, transfer or other disposition of any class of equity securities of the Company or of any Subsidiary that results in any person (other than the Company in the case of a Subsidiary) acquiring 20% or more of any class of equity securities of the Company or of any Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Subsidiary; or (v) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

     Superior Proposal. Means an unsolicited written bona fide offer made by a third party to consummate any Competing Transaction on terms that the Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be more favorable to the holders of Shares than the Offer and Merger; provided that, for purposes of this definition, the percentage referred to in clauses (iii) and (iv) of the definition of "Competing Transaction" shall be 50%.

     Except as expressly permitted by the Merger Agreement, neither the Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other related transaction (a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Board determines, in its good faith judgment prior to the time of acceptance for payment of Shares pursuant to the Offer and after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Board may make a Change in the Company Recommendation, but only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, (ii) if Parent does not, within three business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the holders of Shares as such Superior Proposal and (iii) to terminate this Agreement in accordance with the terms of the Merger Agreement.

     Employee Stock Options and Other Employee Benefits. The Merger Agreement also provides that effective as of the Effective Time, the Company shall take all necessary action to provide that each outstanding option to purchase shares of Company common stock granted under the Company's 1986 Stock Option Plan and 1986 Non-Statutory Stock Option Plan and the 1994 Stock Option Plan, each as amended through the date of the Merger Agreement (the "Company Stock Option Plans"), and each outstanding option to purchase Shares that was not granted under a Company Stock Option Plan (each such option to purchase Shares, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date shall represent the right to receive the cash payment provided in the Merger Agreement. Each holder of a Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be entitled (subject to the provisions of this paragraph) to be paid by the Surviving Corporation, with respect to each share of Company common stock subject to the Company Stock Option, an amount in cash (subject to any applicable withholding taxes) equal to the excess of the Per Share Amount over the applicable per share exercise price of such Company Stock Option (the "Option Payment"). The Surviving Corporation shall make such Option Payment as promptly as practicable after the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements. The Company shall take all necessary action to approve the disposition of the Company Stock Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions and acquisitions under Rule 16b-3 of the Exchange Act. At the Effective Time, if necessary, Parent shall provide the Surviving Corporation with sufficient cash to make the payments required to holders of Company Stock Options.

     The Merger Agreement provides that if, after the Effective Time, Parent elects to maintain in effect all or any part of the Company's existing employee benefit plans, the employees shall continue to participate in such surviving plans or plan, as applicable. Parent shall also have the ability, in its discretion, to cancel any existing employee benefit plan or plans and to enroll those persons who were employees of Company or its subsidiaries immediately prior to the Effective Time and who remain employees of the Surviving Corporation or its subsidiaries or become employees of Parent following the Effective Time in Parent's employee benefit plans for which such employees are eligible and, to the extent relevant for the application of any such plan, shall recognize the prior service with the Company of each of such employees. This section does not operate to (a) duplicate any benefit provided to any employee,
(b) require Parent to continue to maintain any employee benefit plan in effect following the Effective Time or (c) be construed to mean the employment of any such employees is not terminable by Parent at will at any time, with or without cause, for any reason or no reason.

     Directors' and Officers' Indemnification Insurance. The Merger Agreement further provides that the Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, the current and former officers, directors, employees and agents of the Company or any of its Subsidiaries in their capacities as such in accordance with the Certificate of Incorporation and By-laws, or other charter documents, of the Company and its Subsidiaries and any agreements or plans maintained by the Company and its Subsidiaries, to the fullest extent permitted by the terms thereof against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

     The Merger Agreement also provides that the Company shall use its reasonable best efforts to maintain in effect for six years from the Effective Time covering each person covered thereby immediately prior to the consummation of the Offer the current directors' and officers' liability insurance policies maintained by the

Company covering each person covered thereby immediately prior to the consummation of the Offer (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 175% of current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $90,000 in the aggregate), and if the Surviving Corporation is unable to obtain the full amount of insurance that is required by this paragraph, it shall obtain as much comparable insurance for such covered persons as possible for an annual premium equal to such maximum amount.

     Parent, Purchaser and the Company have also agreed that in the event Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume the foregoing indemnity obligations.

     Further Action; Reasonable Best Efforts. The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make its respective initial, filing under the HSR Act with respect to the Offer, the Merger and the transactions contemplated by the Merger Agreement within five business days of the date of the Merger Agreement, and thereafter make any other required submissions promptly, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, the Offer and the transaction contemplated by the Merger Agreement including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger, the Offer and the transaction contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required to take any action, including entering into a consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of the Purchaser, Parent, Company or any of their respective subsidiaries or (ii) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement are required to use their reasonable best efforts to take all such action.

     The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger, the Offer or the transactions contemplated by the Merger Agreement including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, labor matters, property and leases, intellectual property, environmental matters, taxes, material contracts, insurance and brokers. The Merger Agreement also contains representations and warranties relating to certain government regulations applicable to the Company's and its Subsidiaries' business, including regulations relating to the healthcare industry generally (and the Social Security Act, in particular) and regulations of the U.S. Food and Drug Administration.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) if and to the extent required by Delaware Law and the Certificate of Incorporation of the Company, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of the Company; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (c) no governmental authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Merger and the transactions contemplated by the Merger Agreement; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Merger, the Offer and the related transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of the Merger Agreement and the Merger by the stockholders of the Company (a) by mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Parent, Purchaser and the Company; or (b) by either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before June 30, 2004; provided, however, that the right to terminate the Merger Agreement under (b)(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or (c) by Parent if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "Section 14. Certain Conditions of the Offer" hereto, Purchaser shall have (A) failed to commence the Offer within thirty days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within ninety days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or any other transaction contemplated thereby, or shall have recommended or approved any Competing Transaction, or shall have resolved to do any of the foregoing; or
(d) by the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within thirty days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within ninety days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the material breach by the Company of any of its material representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, if the Board determines in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that it is required to do so to comply with its fiduciary obligations to the Company and its stockholders under applicable law in order to enter into a definitive agreement with respect to a Superior Proposal, upon three business days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such three business day period, which three business day period shall be coincident with the three business day period provided for under a Notice of Superior Proposal; provided, however, that any termination of the Merger Agreement pursuant to (d)(ii) above shall not be effective until the Company has made full payment of all amounts described below under the section entitled "Fees".

     Effect of Termination. In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any wilful breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

     Fees. The Merger Agreement provides that in the event that (i) (x) this Agreement is terminated pursuant to the provisions described above in (c)(i) or
(y) any person shall have commenced, publicly proposed or communicated to the Company a proposal or offer for a Competing Transaction that is publicly disclosed prior to the termination of the Offer and (A) the Offer shall have remained open for at least 20 business days; (B) the Minimum Condition shall not have been satisfied as of the latest scheduled expiration of the Offer; and (C) this Agreement shall have been terminated pursuant to the provisions described above in (a), (b)(i), or (c)(i); and, in the case of either (x) or (y), within twelve months after the date of such termination, the Company enters into an agreement with respect to a Competing Transaction, or a Competing Transaction is consummated, provided that, for purposes of this provision, the percentage referred to in clauses (iii) and (iv) of the definition of "Competing Transaction" shall be 50%; or (ii) this Agreement is terminated pursuant to the provisions described above in (c)(ii) or (d)(ii); then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $5 million (the "Fee"), which amount shall be payable in immediately available funds.

CONFIDENTIALITY LETTER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE CONFIDENTIALITY LETTER AGREEMENT, DATED NOVEMBER 21, 2003, BETWEEN THE COMPANY AND PARENT (THE "CONFIDENTIALITY AGREEMENT"). THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CONFIDENTIALITY AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE TO. THE CONFIDENTIALITY AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACES SET FORTH SET FORTH IN "SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY."

     Pursuant to the Confidentiality Agreement, Parent has agreed that the Evaluation Material (as defined therein) will be used solely in connection with the possibility of a business combination of Parent and/or its subsidiaries and Company, and that such information will be kept confidential; provided however,
(i) that Parent may disclose such information to its directors, officers, employees, advisors (including, without limitation, financial advisors), attorneys, outside auditors and other agents and representatives who need to have access to such information in connection the possible business combination and (ii) any disclosure of such information may be made to which the Company consents in writing.

     The Parent has also agreed that, from the date of the Confidentiality Agreement until the earlier of (a) the twelve-month anniversary thereof, or (b) the occurrence of a Significant Event (as defined below), the Parent will not, without the prior written consent of the Company or its Board of Directors: (a) propose to enter into, directly or indirectly, any merger or business combination involving the Company including a purchase of a material portion of the assets of the Company or purchase or propose to purchase securities representing five percent (5%) or more of the Voting Securities (as defined below) of the Company; (b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of the Company; (c) form, join or in any way participate in a 13D Group (as defined below) with respect to any securities of the Company; or (d) otherwise act, alone or in concert with others, to seek to control the management, Board of Directors or policies of the Company.

     As used in the Confidentiality Agreement, "Significant Event" means any of the following: (a) the announcement or commencement by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 30% or more of the then outstanding Voting Securities; (b) the Company enters into or otherwise determines to seek to enter into any merger, sale or other business combination transaction pursuant to which the outstanding Shares would be converted into cash or securities of another person or 50% or more of the then outstanding Shares would be owned by persons other than the then-current holders of Shares, or that would result in all or a substantial portion of the Company's assets being sold to any person or 13D Group; or (c) the Company's Board of Directors fails, prior to the expiration of the Exclusive Period (as defined herein), to approve a definitive agreement with Parent pursuant to which Parent would offer to acquire all of the outstanding shares of the Company for a cash purchase price of not less than $22.00 per share. "Voting Securities" means at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors; provided that for purposes of this definition any securities that at such time are then convertible or exchangeable into or exercisable for Shares shall be deemed to have been so converted, exchanged or exercised. "13D Group" means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities that would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act.

     Parent and the Company agreed that from the date of the Confidentiality Agreement through December 7, 2003 (as such period was extended to December 19, 2003 pursuant to the terms of the Confidentiality Agreement) the Company would conduct its business substantially in the ordinary course consistent with past practice, and neither the Company nor any of its representatives would (a) solicit, initiate, consider, knowingly encourage or accept any proposal or offer from any person, other than Parent, (i) relating to any acquisition or purchase of all or any material portion of the assets of the Company or any of its subsidiaries (other than sales of inventory in the ordinary course of business consistent with past practice), (ii) to enter into any merger or business combination with the Company or any subsidiary of the Company (iii) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or any subsidiary of the Company, or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other person any information with respect to, any of the foregoing, other than to advise any third party that seeks to engage in any of the foregoing that the Company has contractually agreed not to do so, or (c) agree to complete, enter into an agreement to complete, or complete, any material acquisition of another business (whether by acquisition of assets, shares of capital stock or another form of business combination).

     In addition, Parent and Company have agreed that for a twelve-month period from the date of the Confidentiality Agreement, neither Parent nor Company will solicit to employ any of the current officers or employees of the other; provided, however, that the term "solicit to employ" does not include general solicitations of employment not specifically directed toward employees of the other party.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Purpose of the Offer. The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board of the Company has unanimously determined that each of the Offer and the Merger is fair to, and in the best interests of, holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval and adoption having been made in accordance with Delaware Law, including, without limitation, Section 203 thereof) and has resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company, acting through the Board as then constituted, has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, if such action is required by Delaware Law in order to consummate the Merger. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the adoption of the Merger Agreement.

     The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement." Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Short-Form Merger. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of the holders of Shares. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the holders of Shares. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and a vote of the holders of Shares is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the Delaware Law ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value for the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including Wells Fargo Securities) are not necessarily opinions as to "fair value" under Section 262.

     The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under Delaware Law. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of Delaware Law.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted, except that it is anticipated that certain members of senior management of the Company will not continue as employees of Parent or any of its affiliates, including the Surviving Corporation. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

     Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, relocation of any operations of the Company or any of its subsidiaries other than as currently contemplated by the Company, (ii) any purchase, sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (iii) any material change in the Company's present indebtedness, capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business, (v) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (vi) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

12.  DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 1,448,662 Shares issuable pursuant to stock options outstanding on the date hereof) or (ii) any assets of the Company or any Subsidiary, except for transactions in the ordinary course of business consistent with past practices; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock. See "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement."

13. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Parent intends to cause the delisting of the Shares by Nasdaq following consummation of the Merger and may seek to cause such delisting following consummation of the Offer.

     Nasdaq Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $1 million. If, as a result of the purchase of Shares pursuant to the Offer, the Merger, the Stock Purchase Agreement or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied or
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

          (a) there shall have been instituted or be pending any action before any governmental authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any

     Shares by Parent, Purchaser or any other affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries; (iii) seeking to impose or confirm any material limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the adoption of this Agreement and the Transactions;
     (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect on the Company;

          (b) any governmental authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or materially delaying or preventing the Offer, the Merger, and the transactions contemplated by the Merger Agreement and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

          (c) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (A) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (B) any Transaction, by any United States or non-United States legislative body or governmental authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (d) any Material Adverse Effect shall have occurred with respect to the Company;

          (e) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or (ii) any limitation by any United States governmental authority, on the extension of credit by banks or other lending institutions, that, in either case, would materially impair Parent's and Purchaser's ability to obtain any financing required to consummate the Offer, the Merger, and the transactions contemplated by the Merger Agreement or to operate the business of the Company and Parent following the consummation of the Offer;

          (f) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement or approved or recommended any Competing Transaction or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (g) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Merger Agreement (except for any such representation or warranty made as of another date, which shall be true and correct as of such other date), except to the extent that failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

          (h) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; provided that, if such failure is curable, the condition contained in this clause (h) shall be satisfied if the Company has cured such failure prior to the then scheduled expiration date of the Offer;

          (i) the Merger Agreement shall have been terminated in accordance with its terms; or

          (j) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     "Material Adverse Effect" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date hereof, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the Transactions, other than (A) any of the foregoing resulting from events, facts or circumstances relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Subsidiary, or (B) any of the foregoing resulting from the announcement or consummation of the Merger Agreement or the transactions contemplated thereby.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement, may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions between representatives of Parent with representatives of the Company during Parent's investigation of the Company (see "Section 10. Background of the Offer; Contacts with the Company; the Merger Agreement"), neither Purchaser nor Parent is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section
15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On December 17, 2003, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

     United Stated Antitrust Clearance. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

     Pursuant to the HSR Act, on December 22, 2003, Parent filed a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on January 6, 2004, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer the waiting period with respect to the Offer, would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or the Company may be required to file certain information to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

16.  FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Purchaser and Parent have retained Wachovia Bank, N.A., as the Depositary, in connection with the Offer. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          INVIVO ACQUISITION CORPORATION

Dated: December 23, 2003

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

     The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is c/o Intermagnetics General Corporation, 450 Old Niskayuna Road, P.O. Box 461, Latham, New York 12110. Each such person is a citizen of the United States of America. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         NAME AND BUSINESS ADDRESSES                POSITIONS HELD DURING THE PAST FIVE YEARS
         ---------------------------           ----------------------------------------------------
John M. Albertine                              Director. Chairman and CEO of Albertine Enterprises,
                                               Inc. (an economic forecasting and public policy
  From 1990 - present:                         firm) and Chairman of Albertine Industries (a
  Albertine Enterprises, Inc.                  merchant banking firm), since 1990; Trustee --
  655 Fifteenth Street, NW                     Virginia Retirement System; Director of Semco Energy
  Suite 460                                    Inc. and Kadant Inc. (formerly, Thermo Fibertek,
  Washington, D.C. 20005                       Inc.).

Leo Blecher                                    Sector President -- MRI. Prior to his appointment as
                                               sector president in October 2001, Mr. Blecher was
                                               Vice President and General Manager of IGC-MBG. He
                                               joined Parent in 1988 as Manager of Technology
                                               Projects.

Michael K. Burke                               Executive Vice President and Chief Financial
                                               Officer. Before joining Parent in 2001, Burke was
  From 5/2000 - 12/2001:                       chief financial officer of Hydrogen Burner
  Hydrogen Burner Technology, Inc.             Technology, Inc., a manufacturer of onsite hydrogen
  19300 Susana Road                            generators and integrated fuel processors for
  Rancho Dominguez, CA 90221                   fuel-cell applications. Prior to that, Mr. Burke was
                                               a managing director in the U.S. investment banking
  From 1995 - 2000:                            department of CIBC Oppenheimer Corp. (now CIBC World
  CIBC World Markets                           Markets), having joined the firm in 1995.
  425 Lexington Avenue
  New York, NY 10017

Glenn H. Epstein                               Director, Chairman and Chief Executive Officer.
                                               Prior to joining Parent as President in 1997, Mr.
                                               Epstein worked for Oxford Instruments Group, plc as
                                               President of Nuclear Measurements Group, Inc. (a
                                               wholly-owned subsidiary of Oxford Instruments, plc).

Larry G. Garberding                            Director. Executive Vice President, CFO and Director
                                               of DTE Energy Company (1990-2001); Director of Plug
  From 1990 - 2001:                            Power Inc. and Intermap Technologies Corporation.
  DTE Energy Company
  2000 2nd Avenue
  Detroit, MI 48226

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         NAME AND BUSINESS ADDRESSES                POSITIONS HELD DURING THE PAST FIVE YEARS
         ---------------------------           ----------------------------------------------------
Michael E. Hoffmann                            Director. Managing Director of Friedman, Billings,
                                               Ramsey & Co.; Deputy Director of Research, Credit
  From 2001 - present:                         Suisse First Boston, Global Head of Value Based
  Friedman, Billings, Ramsey & Co.             Research Group from 1999-2001 and Director, Business
  1001 Nineteenth Street North                 and Environmental Services from 1993-1999.
  Arlington, Virginia 22209
  From 1993 - 2001:
  Credit Suisse First Boston
  11 Madison Avenue
  New York, NY 10010

James S. Hyde                                  Director. Professor of Biophysics at the Medical
  From 1975 - present:                         College Wisconsin since 1975.
  Medical College of Wisconsin
  8701 Watertown Plank Road
  Milwaukee, Wisconsin 53226

Thomas L. Kempner                              Director. Chairman and CEO, Loeb Partners
  From 1978 - present:                         Corporation; Director of Alcide Corporation, CCC
  Loeb Partners Corporation                    Information Services Group, Inc., Dyax Corp.,
  61 Broadway                                  FuelCell Energy, Inc., IGENE Biotechnology, Inc.,
  New York, NY 10006                           Insight Communications Company, Inc. and Northwest
                                               Airlines, Inc. (emeritus).

Thomas J. O'Brien                              Executive Vice President, Corporate Development.
                                               Before joining IMGC in 2003, Mr. O'Brien was
  From 3/2002 - 7/2003:                        President, Color Division of Sensient Technologies
  Sensient Technologies Corporation            Corporation., a manufacturer of specialty chemicals.
  2526 Baldwin Street                          Prior to that, Mr. O'Brien held numerous leadership
  St Louis, MO 63106                           positions in both the United States and Europe at
                                               Sun Chemical Corporation. Mr. O'Brien began his
  From 1989 - 2002:                            career at General Electric Corporation.
  Sun Chemical Corporation
  222 Bridge Plaza South
  Ft Lee, NJ 07024

Philip J. Pellegrino                           Sector President -- Energy Technology. Mr.
                                               Pellegrino joined Parent in October 2001. He is also
  From 1997 - 2001:                            president of SuperPower, Inc., a wholly owned
  ISO -- New England Inc.                      subsidiary of Parent. Prior to joining Parent, he
  1 Sullivan Road                              was president, chief executive officer and a
  Holyoke, MA 01040                            director of Independent System Operator in New
                                               England, which administers the region's wholesale
                                               electricity markets, centrally dispatches power
                                               generation and exercises operational control over
                                               the bulk transmission system. Before that, Mr.
                                               Pellegrino worked for 21 years at the New York Power
                                               Authority.

Katherine M. Sheehan                           Vice President, General Counsel and Corporate
                                               Secretary. Ms. Sheehan joined Parent in 1996 as
                                               Corporate Counsel. She became General Counsel and
                                               Corporate Secretary in 1999. Before joining Parent,
                                               Ms. Sheehan was an associate at Bond, Schoeneck &
                                               King, LLP.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         NAME AND BUSINESS ADDRESSES                POSITIONS HELD DURING THE PAST FIVE YEARS
         ---------------------------           ----------------------------------------------------
David E. Thielman                              Vice President and General Manager of IGC-Polycold
                                               Systems Inc. Before joining Parent in January 2002,
  From 1991- 2001:                             Mr. Thielman served in progressively responsible
  APW Ltd.                                     engineering and senior management positions in his
  N22 W23685 Ridgeview Pkwy West               13 year career with Milwaukee-based APW Ltd.
  Waukesha, WI 53188

Sheldon Weinig                                 Director. Adjunct Professor at Columbia University
                                               and State University of New York at Stony Brook, NY;
  1996 - present:                              Director of Instiuform Technology, Inc.
  C/o Columbia University
  School of Engineering and Applied Sciences
  510 Mudd Building, MC4714
  500 West 120th Street
  New York, NY 10027
  1995 - present:
  C/o SUNY Stony Brook
  Department of Applied Mathematics and
  Statistics
  P-135 Mathematics Building
  Stony Brook, NY 11794

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Intermagnetics General Corporation, 450 Old Niskayuna Road, P.O. Box 461, Latham, New York 12110. Each such person is a citizen of the United States of America, and each occupation set forth opposite an individual's name, refers to employment with Purchaser.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
         NAME AND BUSINESS ADDRESSES                POSITIONS HELD DURING THE PAST FIVE YEARS
         ---------------------------           ----------------------------------------------------
Michael K. Burke                               Director and Treasurer. Executive Vice President and
                                               Chief Financial Officer of Parent. Before joining
  From 5/2000 - 12/2001:                       Parent in 2001, Burke was chief financial officer of
  Hydrogen Burner Technology, Inc.             Hydrogen Burner Technology, Inc., a manufacturer of
  19300 Susana Road                            onsite hydrogen generators and integrated fuel
  Rancho Dominguez, CA 90221                   processors for fuel-cell applications. Prior to
                                               that, Mr. Burke was a managing director in the U.S.
  From 1995 - 2000:                            investment banking department of CIBC Oppenheimer
  CIBC World Markets                           Corp. (now CIBC World Markets), having joined the
  425 Lexington Avenue                         firm in 1995.
  New York, NY 10017

Glenn H. Epstein                               Director and President. Director, Chairman and Chief
                                               Executive Officer of Parent. Prior to joining Parent
                                               as President in 1997, Mr. Epstein worked for Oxford
                                               Instruments Group, plc as President of Nuclear
                                               Measurements Group, Inc. (a wholly-owned subsidiary
                                               of Oxford Instruments, plc).

Thomas J. O'Brien                              Director. Executive Vice President, Corporate
                                               Development of Parent. Before joining IMGC in 2003,
  From 3/2002 - 7/2003:                        Mr. O'Brien was President, Color Division of
  Sensient Technologies Corporation            Sensient Technologies Corporation, a manufacturer of
  2526 Baldwin Street                          specialty chemicals. Prior to that, Mr. O'Brien held
  St Louis, MO 63106                           numerous leadership positions in both the United
                                               States and Europe at Sun Chemical Corporation. Mr.
  From 1989 - 2002:                            O'Brien began his career at General Electric
  Sun Chemical Corporation                     Corporation.
  222 Bridge Plaza South
  Ft Lee, NJ 07024

Katherine M. Sheehan                           Secretary. Vice President, General Counsel and
                                               Corporate Secretary of Parent. Ms. Sheehan joined
                                               Parent in 1996 as Corporate Counsel. She became
                                               General Counsel and Corporate Secretary in 1999.
                                               Before joining Parent, Ms. Sheehan was an associate
                                               at Bond, Schoeneck & King, LLP.

                                                                     SCHEDULE II

                       SCHEDULE OF TRANSACTIONS IN SHARES
                            DURING THE PAST 60 DAYS

     The following table sets forth purchases of the Shares within the past 60 days by or on behalf of Parent. All transactions were effected on Nasdaq.

                                         NUMBER OF           PRICE PER
                         DATE         SHARES PURCHASED        SHARE(2)
                   ----------------   ----------------   ------------------
                   October 29, 2003         100               $16.214

Total:  $1,621.40
        ---------

---------------

(2) Excluding commissions.

  Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted.
   The Letter of Transmittal and certificates evidencing Shares and any other required documents
     should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust
  company or other nominee to the Depositary at one of its addresses set forth below.

 Questions or requests for assistance may be directed to the Depositary at the addresses
   and telephone numbers listed below, and additional copies of this Offer to
                            Purchase, the Letter of
   Transmittal and the Notice of Guaranteed Delivery may be obtained from the
                                 Depositary. A
    stockholder may also contact brokers, dealers, commercial banks or trust companies for
                        assistance concerning the Offer.

                        The Depositary for the Offer is:

                              WACHOVIA BANK, N.A.

                          Corporate Actions -- NC1153
                        1525 West W.T. Harris Blvd., 3C3
          Charlotte, North Carolina 28288-1153 (for first class mail)
                                       or
         Charlotte, North Carolina 28262-1153 (for delivery by courier)
                         (800) 829-8432 (by telephone)
                         (704) 590-7628 (by facsimile)